Vertiv Hosts Investor Event and Announces Quarterly Dividend
New York November 18, 2024 – Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, will host its previously announced Investor Event today in Atlanta beginning at 2:30 p.m. Eastern Time. The Investor Event is being held in conjunction with SC24: International Conference for High Performance Computing, Networking, Storage and Analysis, where Vertiv is exhibiting its latest technology showcase. At the event and in the presentation materials, Vertiv’s management team will update investors on the Company’s vision and strategy, current business and operations, market opportunities and financial performance, including guidance. As previously announced, a webcast of the live event and presentation materials will be accessible in the Investor Relations section of Vertiv’s website at investors.vertiv.com at approximately 2:15 pm Eastern Time, and a replay of Vertiv’s 2024 Investor Event will also be available for 30 days following the webcast.
Reflecting the company’s strong financial performance and cash flow, Vertiv’s Board of Directors has raised its regular annual cash dividend by 50% from $0.10 to $0.15 per share, to be declared and paid quarterly. The increase will be effective starting with the fourth-quarter cash dividend of $0.0375 per share of Class A common stock, which was declared by the Board of Directors today, and is payable on December 19, 2024, to shareholders of record of Class A common stock at the close of business on December 3, 2024.
About Vertiv
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit vertiv.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These statements are only a prediction. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For investor inquiries, please contact:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E : lynne.maxeiner@vertiv.com

For media inquiries, please contact:
Peter Poulos
FleishmanHillard for Vertiv
T +1 646-284-4991
E: peter.poulos@fleishman.com

Source: Vertiv Holdings Co